EX-99.(p)(24)

PRESIMA

PERSONAL TRADING PROCEDURE

MAY 2019

a partner of:
nabassetmanagement

TABLE OF CONTENTS

1.	PURPOSE AND SCOPE	3

2.	PERSONS AFFECTED	3

3.	DEFINITIONS	3

4.	PROCEDURE	5

4.1	Account Holdings Declaration	5

4.2	Personal Transactions Monitoring	5

4.3	General Exceptions and Exceptions to the Trading Prohibited Securities	6

4.4	Discretionary Management Agreements and Blind Trust Agreements	7

4.5	Brokerage Statements and Transactions Reports	7

4.6	Supervision Process	8

4.7	Non-Compliance	9

5.	Obligations of Employees and the Compliance Department	10

6.	ROLES AND RESPONSIBILITIES	10

7.	REVISION HISTORY	11

For Limited Distribution and For Intended Use Only	2/11

PERSONAL TRADING PROCEDURE – 03-02

1.	PURPOSE AND SCOPE

Presima has adopted a Code of Ethics and Professional Conduct which provides guidelines for the conduct related to an employee’s personal trading.

The purpose of monitoring and restricting personal trading is to ensure that employees, officers, directors or consultants do not take advantage of their knowledge of confidential client trading information to unfairly profit through their personal trading activities. Presima’s employees and directors owe a regulatory and fiduciary duty to promote the clients’ best interests. They must always place the best interests of the client ahead of their own personal interests and avoid any perceived or real conflict of interest.

The procedures set out below aim to provide employees with the context to adhere to these principles.

2.	PERSONS AFFECTED

This procedure applies to all Access Persons as defined in section 3.

3.	DEFINITIONS

Access Person: Any employee, officer, director or contractor of Presima as well as any employee of the NAB Group having access to confidential trading information.

Account Holdings Declaration: Declaration to the Compliance Department detailing all reportable accounts.

Annual Code of Ethics Declaration: Declaration performed annually by all access persons to attest compliance with Presima’s Code of Ethics and Professional Conduct and related policies and procedures.

Company Meetings: Meetings held with the management of companies which Presima could base investment decisions upon which offer a view into the company’s operations.

Confidential Trading Information: Trading information obtained in the course of business at Presima not generally disseminated to the public that a reasonable investor would likely consider important in making an investment decision.

Consultant: The KPMG consulting team.

Exempt Accounts: Mutual Fund only accounts.

Exempt Securities: Governmental bonds, money market instruments, mutual funds, Exchange Traded Funds (“ETF”), GICs, and purchases made as part of an automatic dividend reinvestment plan / stock purchase plans where the Access Person does not make ongoing investment decisions. This exemption does not apply if the adviser or an affiliate of Presima acts as the investment adviser or principal underwriter for the fund.

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Laws and Regulations: Any laws, regulations, rules, bylaws, notices, national instruments, policies, blanket orders, mandatory guidelines and other regulations imposing mandatory obligations including those adopted by regulatory and self-regulatory organizations and applicable to Presima.

Management: Includes the senior members of the Presima Management team.

Master Account List: List of all declared employee personal trading accounts.

Presima Investment Universe: IPOs, private placements or publicly-traded real estate operating companies or real estate investment trusts that generate at least 50% of their revenues from real estate-related activities.

Prohibited Securities: No transaction may be effected in securities in the following circumstances:

•	Where Access Persons have access to confidential and privileged information in the performance of their duties;

•	Securities part of the Presima Investment Universe;

•	Securities listed in the Company Meetings;

•	Securities on the list of securities under trade restriction, which is also part of the Presima Investment Universe for which Presima has had access to confidential or privileged information;

•	Securities on the list of securities in respect of which Presima is an insider (10% or more);

•	Purchases of securities of a U.S. issuer of which Presima owns more than 5% are prohibited;

•	Unlisted securities held in portfolios managed by Presima;

•	A security, identified by the Chief Compliance Officer, which Presima has traded over the past five (5) days or that it plans to trade in the next five (5) days; and

•	Shares of a company issued under an initial public offering (“IPO shares”) in which Presima participates or where Presima already has an investment.

Regulators: Any regulatory or self-regulatory organization that has the authority to directly or indirectly regulate the activities of Presima.

Related Persons: Children of the Access Person, siblings, parents and spouse of the Access Person living in the same household; as well as any person 18 years old or over living in the same household as the Access Person. Also includes all accounts for which the Access Person or the Related Person has influence or control over the account.

Reportable Accounts: All brokerage or investment accounts for which first, discretional decision to trade securities is made possible including discretionary management agreements and second, the Access Person or the Related Person is either named as the holder, has direct or indirect beneficial interest, or can control or influence the account.

Reportable Security: Any security except those as defined in the exempt securities.

For Limited Distribution and For Intended Use Only	4/11

4.	PROCEDURE

To ensure the application of the above-mentioned principles, Presima has adopted the following procedures

4.1	Account Holdings Declaration

4.1.1

All Access Persons of Presima must complete an Account Holdings Declaration disclosing: (i) the list of the Reportable Accounts of the Access Person; and (ii) the list of the Related Persons as well as their Reportable Accounts.

4.1.2

The initial Account Holdings Declaration must be submitted within 5 business days after the individual becomes an Access Person to the Compliance Department and the information must be current as of a date no more than 45 days prior to the date the person became an Access Person.

4.1.3

Employees holding a prohibited security at the time of taking up their position with Presima must disclose them to the Compliance Department in their initial Account Holdings Declaration. Upon commencement of employment with Presima, the employee must follow section 4.3 to dispose of a Prohibited Security.

4.1.4

As part of the Annual Code of Ethics Declaration, the Access Person’s (and Related Persons) account holdings must also be declared on an annual basis within 30 days after the end of the reporting year to the Compliance Department and the information must be current as of a date no more than 45 days before the report is submitted.

4.1.5

If a change occurs to the Account Holding Declaration (i.e., the employee opens or closes a brokerage account) of the Access Person or the Related Person, the Access Person is responsible for disclosing such change in writing within five business days to the Compliance Department in order to amend the previous Account Holdings Declaration.

4.1.6

The Compliance Department is responsible for obtaining employees’ Account Holding Declarations, as well as creating and maintaining a Master Account List in order to summarize the information contained in the Account Holdings Declarations.

4.2	Personal Transactions Monitoring

4.2.1

Personal transactions by an Access Person or the Related Persons in Prohibited Securities, including the Presima Investment Universe, are strictly forbidden, with the exception of the situations detailed in section 4.3 below.

4.2.2

Periodic review of trading accounts is carried out to look for signs of abuse of confidential information or disparities in performance between the employee’s personal account and the client accounts when required.

4.2.3	Day trading is prohibited including speculation in securities, specifically buying and selling financial instruments within the same trading day.

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4.2.4

Short-term trading activities and market timing is not permitted. Securities purchased must adhere to a minimum holding period of 30 calendar days before they can be sold in the Access Person’s (or Related Person) trading account(s).

4.3	General Exceptions and Exceptions to the Trading Prohibited Securities

4.3.1 There are two exceptions to the prohibition with regards to the disposal of Prohibited Securities of:

1)	New Access Person (or Related Persons) who already owned said Prohibited Securities before the start of their employment at Presima; and

2)	Access Person (or Related Persons) who already owned said Prohibited Securities when the personal trading prohibition was applied.

4.3.2

In the two special circumstances above, the Access Person must ask the Chief Compliance Officer for preauthorization to dispose of prohibited securities prior to the transaction. Preauthorization will be given by the Chief Compliance Officer after confirmation from the Head of the Investment team who must validate that trades in the prohibited security were not considered for trading in the past 5 business days and are not planned for trading in the next 5 business days. Validation is also required to confirm that Presima is not in possession of any confidential or privileged information with regards to the prohibited security to be transacted. Validation that the trade requested will not conflict with the interests of clients and will not conflict with legal obligations will also be confirmed. The Chief Compliance Officer will then communicate in writing the preauthorization to sell (as well as the applicable delays which must be respected) to the Access Person (or Related Persons). This preauthorization is valid of a period of three business days.

4.3.3

The Chief Compliance Officer may also allow an exemption on a case-by-case basis to the policy or procedure requirements including when it would result in undue hardship to the Access Person or the Related Person. The trade must not cause conflict of interest or be contrary to any other legal or ethical obligations.

4.3.4	Granted exemptions should be communicated in writing and the reasons for granting them should be documented and disclosed to the Accounting, Risk and Compliance Committee.

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4.4	Discretionary Management Agreements and Blind Trust Agreements

4.4.1

New Access Persons who already have a discretionary management agreement or blind trust agreement must declare to the Compliance Department in their initial Account Holdings Declaration. These agreements will be reviewed by the Compliance Department to ensure no conflicts of interest exist and the best interests of clients are respected. Changes to the agreement may be requested where a conflict exists.

4.4.2

Employees who would like to enter into discretionary management agreements must first obtain the authorization of the Chief Compliance Officer, who will analyze the type of agreement proposed and the specific situation according to the office held by the employee. These agreements will be reviewed by the Compliance Department to ensure no conflicts of interest exist and the best interests of clients are respected.

4.4.3	Once authorization is obtained and after filing a copy of the agreement, the person may be exempt from the preauthorization process (per section 4.3) for their personal transactions.

4.4.4	They will be required however to provide a copy of the account statement received from their manager on a quarterly basis per section 4.5.

4.4.5

With regards to blind trust agreements, the account holder is not informed of the transactions effected in their account and of the composition of the account holder’s portfolio. In such a case, all that is required is that the blind deposit-management mandate (or blind trust agreement) be submitted to the Chief Compliance Officer. No rule governing personal transactions would then apply.

4.5	Brokerage Statements and Transactions Reports

4.5.1

All Access Persons and all Related Persons must require their financial intermediary (ex. broker, dealer, bank, investment advisor) to submit duplicate Brokerage Statements or Transactions Reports covering the previous quarter to the Consultant via mail or via email (ca-fmpresima@kpmg.ca) containing information about each transaction involving a reportable security owned, including:

(i)	The date of the transaction, the title, and as applicable, the ticker symbol or CUSIP number, interest rate, maturity date, number of shares, and market value of each reportable security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the security at which the transaction was effected;

(iv)	The name of the financial intermediary with or through which the transaction was effected;

(v)	The date the report is submitted which is established by the Consultant as either

1. The date presented on the report (if indicated); or

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2. The date the Consultant receives the report at its office. Said dates are logged by the Consultant for all reports.

4.5.2

Each Access Person must ensure that their financial intermediary as well as the financial intermediary of Related Persons submits their duplicate Brokerage Statements or Transaction Reports to the Consultant no later than 30-days after the end of each quarter. The report must cover all transactions during the quarter. The 30-day deadline to receive the Brokerage Statements or Transaction Reports is a requirement per Rule 17j-1 under the 1940Act of the Securities Exchange Commission (SEC) in the U.S.

4.5.3

In the case where there have been no transactions in the Access Person’s Reportable Account and as a result no report is generated by the broker, the employee can confirm via email quarterly to attest to said fact. However, on an annual basis, if no statements have been generated for the past 12 consecutive months, the employee must provide a holdings report to show that the holdings have not changed.

4.5.4

All Access Persons and Related Persons must inform the Compliance Department if they own any reportable securities not held through a financial intermediary. In such cases, the Compliance Department must ensure proper monitoring of the situation.

4.5.5	Based on the information included in the Master Account List, the Consultant is responsible for verifying that all Brokerage Statements and Transactions Reports have been obtained.

4.5.6	The Consultant is responsible for following-up on any missing Brokerage Statements and Transaction Reports and for communicating directly with the appropriate Access Person.

4.5.7	The Consultant and the Compliance Department are responsible to ensure that all documentation is maintained and follows Presima’s Record Management Policy.

4.6	Supervision Process

4.6.1	Compliance must provide the Master Account List, the Investment Universe and the Pre-Trade Approval Log to the Consultant on a quarterly basis within 5 days after the end of each quarter.

4.6.2

The Consultant is responsible for reviewing the Brokerage Statements and the Transaction Reports by comparing all trades listed in all the Brokerage Statements and the Transaction Reports received with the Investment Universe and the Pre-Trade Approval Log in order to determine if trades of Prohibited Securities were made by an Access Person or a Related Person.

4.6.3

After completion of the review, the Consultant is responsible for producing a Quarterly Review Report and sending it to the attention of the Chief Compliance Officer no more than 60 days after the quarter end.

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4.6.4	The Quarterly Review Report must contain the following information:

(i)

Confirmation that the Consultant has received all Brokerage Statements or Transaction Reports. Where Brokerage Statements or Transactions Reports have not been received, they must specify the name of the Access Person or Related Person and the month of the report missing.

(ii)	Any new or deleted accounts no longer being reviewed by the Consultant. (iii) Confirmation as to whether Prohibited Securities were transacted during the quarter.

(iv)

Where a Prohibited Security was transacted, the Quarterly Review report shall name the security traded, the Access Person (or Related Person) who traded, specify the date of the trade and the number of securities transacted.

(v)	Detail the transaction activity during the quarter including number of transactions in the account and number of securities held.

(vi)	Detail if any Access Person or Related Person did not respect the minimum 30-day holding period.

4.6.5	The Compliance Department is responsible for analyzing the Quarterly Review Report and assess any potential conflict of interests (e.g., front running) with the interest of the client and Presima.

4.6.6	The Chief Compliance Officer must immediately report to the Chief Executive Officer of Presima any material issues or irregularities identified in the Quarterly Review Report.

4.6.7

The Chief Compliance Officer is also responsible for investigating the transactions and communicating the results to the Chief Executive Officer. The Chief Compliance Officer must document the investigation.

4.6.8

The Chief Compliance Officer is responsible for reporting to Presima’s Accounting, Risk and Compliance Committee on the outcome of all Quarterly Review Reports produced including any material issues identified.

4.7	Non-Compliance

4.7.1

If an employee becomes aware of or learns that their personal trading is not in compliance with this procedure, they are required to report within 24 hours to the Compliance Department. The Compliance Department will then review the matter and consider actions to be taken. A case-by-case determination will need to be made as to the seriousness of the non-compliance and the appropriate action.

4.7.2	If an employee does not comply with the requirements set out above, disciplinary action may be imposed, up to and including termination of employment.

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5.	Obligations of Employees and the Compliance Department

5.1.1

All employees will be provided with a copy of this procedure at their hiring and as part of the Annual Code of Ethics Declaration. Employees will provide written acknowledgement of receipt as well as an agreement to comply with it.

5.1.2	The employee is required at their hiring and as part of the Annual Code of Ethics Declaration, to declare and certify the list of their reportable accounts.

5.1.3

The Compliance Department will provide personal trading training to all Access Persons upon joining the firm and on a regular basis thereafter. It is the responsibility of the Access Person to participate and convey the responsibilities detailed in this procedure to Related Persons.

5.1.4

The Compliance Department and the Consultant must ensure that the Brokerage Statements and the Transaction Reports or any other related information are kept confidential and not disclose any personal information.

6.	ROLES AND RESPONSIBILITIES

Employees

It is the responsibility of all employees of Presima to:

•	Respect Presima’s policies and procedures;

•	Consult with the Chief Compliance Officer if they are unclear or uncertain;

•	Report any violation of a policy and its procedures that they may have identified to a member of the Management Committee.

Management

It is the responsibility of Management to:

•	Review and approve all procedures created to ensure the application of Presima’s policies;

•	Report any violation of a policy and its procedures that they may have identified to the Management Committee including the Chief Compliance Officer;

•	Ensure that their respective employees:

•	Deal fairly, honestly, and in good faith with their client;

•	Comply with securities legislation;

•	Comply with the firm’s policies and procedures, and;

•	Maintain an appropriate level of proficiency.

The Compliance Department

It is the responsibility of the Compliance Department to:

•	Ensure that this policy or procedure is respected;

•	Review and update policies when required;

•	Communicate policies to all employees, officers and directors;

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•	Train all employees, officers and directors in Presima’s policies and its procedures, as required;

•	The Chief Compliance Officer will provide exceptions to policies and procedures, if deemed necessary;

•	Ensure that all documentation is maintained, and that records are kept;

•	Monitor the application of Presima’s policies and ensure the procedures are adopted.

Board of Directors

It is the responsibility of the Board of Directors to:

•	Review this procedure as and when presented by the Chief Compliance Officer;

•	Ensure that it receives sufficient information to have reasonable reassurance that Presima respects its obligations as reported by the Chief Compliance Officer via the periodic Compliance Report;

•	Act on any material non-compliant issues related to portfolio management reported by the Chief Compliance Officer.

7.	REVISION HISTORY

Version 1	December 4, 2007
Version 2	February 18, 2008
Version 3	August 26, 2008
Version 4	March 19, 2009
Version 5	February 17, 2010
Version 6	June 28, 2010
Version 7	October 22, 2010
Version 8	May 23, 2011
Version 9	July 26, 2012
Version 10	December 27, 2012
Version 11	October 4, 2013
Version 12	June 1, 2015
Version 13	August 16, 2016
Version 14	August 25, 2016
Version 15	February 27, 2019
Version 16	May 21, 2019

END

For Limited Distribution and For Intended Use Only	11/11